Exhibit 10.1

INDEPENDENT CONSULTING SERVICES AGREEMENT

This Independent Consulting Services Agreement (the "Agreement"), effective as of July 1, 2016, and dated as of July 11, 2016, is entered by and between Wayne Barr, Jr. located at 3025 Imperial Oaks Drive, Raleigh, NC 27614 ("Consultant") and HC2 Holdings, Inc., located at 450 Park Avenue, New York, New York 10022 ("HC2").

RECITALS

WHEREAS, Consultant has the capability to perform certain services pursuant to the requirements outlined by its clients; and

WHEREAS, HC2 desires to engage the services of Consultant as more particularly described herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.	DEFINITIONS

1.1	For the purposes of this Agreement, the term, "Effective Date", shall mean July 1, 2016.

1.2
"Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information belonging to HC2 including business information, financial materials, market studies, patents, copyrights, trade secrets, and other proprietary information, including, but not limited to, techniques, know-how, processes, apparatus, equipment, algorithms, and formulae related to the current, future and proposed products, documents and services of HC2, and further includes, without limitation, any information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing customer lists, business forecasts, sales and merchandising, organizational charts, telephone lists and marketing plans and data.

2.	SERVICES

2.1	Consultant agrees to perform for HC2 the services listed in Exhibit A, which is attached hereto and incorporated herein by reference. Such services are hereinafter referred to as the “Services”.

3.	PAYMENT FOR SERVICES

3.1
HC2 agrees to pay Consultant for certain Services when due and owed in accordance with the schedule contained in Exhibit B attached hereto and incorporated herein by reference. HC2 agrees that Consultant shall continue to be paid usual and customary fees for Consultant’s membership on the Board of Directors of HC2 and certain of its subsidiaries, and that Consultant shall be permitted to retain all stock-based compensation awarded or to be awarded to Consultant in connection with such board memberships in accordance with their respective equity award plans and agreements.

4.	OWNERSHIP AND COPYRIGHTS

4.1
All written material originated and/or prepared by Consultant pursuant to this Agreement, including but not limited to, programs, documentation, specifications in whatever form, and product plans or inventions and all derivative works thereof (hereinafter collectively referred to as the "Work") shall be considered work for hire, and shall belong exclusively to HC2.

4.2
Consultant hereby assigns the rights to all copyrights, patents, trademarks and any other proprietary rights in the Work to HC2. Consultant agrees to execute any documents reasonably requested by HC2 to evidence HC2's rights in the Work and the conveyance of Consultant's rights to HC2.

5.	WARRANTIES

5.1	Consultants warrants that the Services it provides hereunder shall be provided in a good and workerlike manner.

5.2
Consultant warrants that a) Consultant owns all copyrights, patents, trademarks and other proprietary rights assigned to HC2 in Section 6.1 above and b) the Services will not infringe any third party’s copyright, patent, trademark or other proprietary rights.

5.3	Consultant warrants that Consultant has the full right, interest and authority to enter into and perform Consultant’s obligations under this Agreement.

5.4
Consultant agrees and warrants that unless specifically requested to do so by HC2 senior management, Consultant shall not communicate with any third party on behalf of HC2 or be authorized to act for, bind or commit HC2 in any way or for any purpose.

5.5
Consultant agrees and warrants that during the term of this Agreement and for a period of twelve (12) months thereafter, Consultant shall not, directly or indirectly, solicit, induce, attempt to induce, or aid others in inducing, a salaried employee of HC2 to accept employment or affiliation with another firm or corporation engaging in such business or activity of which Consultant is an employee, owner, partner or consultant.

6.	INDEMNIFICATION

6.1
Consultant agrees to defend, indemnify and hold harmless HC2 from and against any and all loss, damage, liability or cost (including reasonable attorneys’ fees and expenses) assessed against HC2, or incurred by HC2, arising out of any claim, action or suit for the breach of any of Consultant’s warranties in Sections 5.2, 5.3 or 5.4 above.

7.	SCOPE OF RELATIONSHIP

7.1
Neither Consultant nor Consultant’s staff is or shall be deemed to be employees of HC2. Consultant waives any and all claims for any and all employee benefits provided by HC2 to its employees, including but not limited to its 401K Plan, and any and all future benefits that may accrue to its employees. Consultant shall take all appropriate measures to insure that Consultant’s staff who perform the Services are competent to do so and that they do not breach any provisions hereunder.

7.2	Consultant and HC2 agree that they are independent contractors and that this Agreement shall not be construed as an agency arrangement, joint venture or partnership.

8.	TERM AND TERMINATION

8.1
This Agreement shall commence on the Effective Date hereof and shall continue in full force and effect for six (6) months (the “Term”), unless earlier terminated pursuant to this Section 8. After the initial six (6) month term this Agreement may be extended if HC2 gives Consultant thirty (30) days advance written notice.

8.2
HC2 may terminate this Agreement immediately, provided that Consultant has neglected or failed to perform or observe any of its obligations hereunder and such neglect or failure has not been remedied within five (5) days after receipt of written notice thereof from HC2. Notwithstanding the preceding sentence, HC2 may terminate this Agreement immediately in the event of a major breach of this Agreement by Consultant (i.e., fraud, theft, confidentiality obligations, etc.).

8.3
In addition to the foregoing, HC2 may terminate this Agreement immediately a) if a receiver is appointed for the business affairs for Consultant, or b) if Consultant should become insolvent or unable to pay debts in the ordinary course of Consultant’s business, or make any assignment for the benefit of creditors, or file a voluntary petition in bankruptcy, or suffer an involuntary petition in bankruptcy to be filed against Consultant, or cease doing business as a going concern.

8.4
Notwithstanding the foregoing, HC2 may terminate this Agreement at any time for no cause, upon two(2) days prior written notice; provided, however, that Consultant shall be entitled to receive payment hereunder through the end of the then-current Term.

9.	CONFIDENTIAL INFORMATION

9.1	The furnishing of any Confidential Information hereunder shall not constitute the granting of any right or license to use such information except as expressly provided for in this Agreement.

9.2
If Consultant is a corporation, a company or other business, Consultant agrees that it shall disclose Confidential Information only to those of its employees who need to know such information and who have signed a written agreement with Consultant, either as a condition of employment or in order to obtain the Confidential Information, agreeing to be bound by terms and conditions substantially similar to those of this Section 11.

9.3	During the term of this Agreement and thereafter, Consultant agrees to do all of the following:

a)	take all reasonable steps to safeguard the Confidential Information, including at a minimum those steps that Consultant takes to safeguard its own Confidential Information.

b)	not to copy any Confidential Information without HC2’s prior written consent; or

c)	not to publish or otherwise disclose any Confidential Information to any third party.

9.4	Consultant agrees it shall be responsible to HC2 for any disclosure or misuse of Confidential Information which results from a failure to comply with this Agreement.

9.5
All Confidential Information shall remain the property of HC2 at all times. Upon termination of this Agreement, for whatever reason, or at any time upon request by consent; or, Consultant shall, at HC2's sole option, either a) immediately surrender to HC2 all Confidential Information and all copies thereof (if any) in Consultant’s possession or control, or b) destroy such Confidential Information and all copies thereof (if any), in which case HC2 shall be notified promptly in writing when such items have been destroyed.

10.	NOTICES

10.1
Any notice required to be given under this Agreement shall be deemed received upon personal delivery or three (3) days after mailing if sent by registered or certified mail to the addresses of the parties set forth above, or to such other address as either of the parties shall have furnished to the other in writing pursuant to the provisions of this Section 10.1.

11.	APPLICABLE LAW

11.1	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

12.	ASSIGNMENT

12.1
Consultant may not assign, transfer or sell all or any of the Consultant’s rights under this Agreement (or delegate all or any of Consultant’s obligations hereunder), without the written consent of HC2. Subject to these restrictions, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties, their successors and their permitted assigns.

13.	SURVIVAL

13.1	The provisions of Sections 1, 2, 3, 4, 5, 6, 9, 10, 11 and 12 herein shall survive the termination of this Agreement.

14.	ENTIRE AGREEMENT

14.1
This Agreement supersedes and revokes any and all prior contracts and agreements, oral or written, between the parties and shall constitute the only Agreement between them. Any amendments, modifications, or other changes to this Agreement must be in writing and signed by authorized representatives of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the date(s) set forth below.

Consultant                    HC2 HOLDINGS, INC.

/s/ Wayne Barr, Jr.                By:    /s/ Keith Hladek
Wayne Barr, Jr.                    Print Name:     Keith Hladek
Title:         Chief Operating Officer

Date:     July 11, 2016                Date:     July 11, 2016

EXHIBIT A

SCOPE OF SERVICES

A.    The Services to be provided by Consultant include the following:

DESCRIPTION OF SERVICE - Consultant shall provide general business and management advice to HC2 with respect to the management, financing, acquisition, and/or disposition of existing and potential portfolio companies, provide general management assistance to HC2 at the direction of Philip Falcone, Paul Voigt or Paul Robinson and such other services as may be reasonably requested by such individuals (or their designee) from time to time.

EXHIBIT B

PAYMENT FOR SERVICES

A.    HC2 shall pay Consultant for the Services as set forth below:

HC2 agrees to pay Consultant $15,000.00 per month in advance for his Services.

Consultant shall submit monthly invoices to HC2 and HC2 shall pay Consultant against invoices on a monthly basis.

HC2 shall reimburse Consultant for reasonable expenses incurred by Consultant in performing the Services described herein in an amount not to exceed an aggregate of $21,000 ($3,500 per month) against the submission of supporting documentation in accordance with HC2’s written policies with respect to such expense reimbursement. Any expenses incurred in excess of such aggregate amount shall only be reimbursed with the written authorization from Paul Voigt or Phil Falcone or their designee prior to Consultant incurring such additional expenses.